UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 19, 2006 (May 18, 2006)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A.	Creation of Joint Venture Arrangement

On May 18, 2006, Glimcher Realty Trust (the “Registrant”) announced a joint venture (the “Venture”) between a subsidiary of its affiliate Glimcher Properties Limited Partnership (the “GPLP Company”) and an affiliate of The Wolff Company, LLC (“Wolff”), an Arizona based real estate development firm. The GPLP Company and Wolff executed an operating agreement (the “Operating Agreement”) for a limited liability company (the “Company”), which will conduct the operations of the Venture. The Company was organized primarily to coordinate and manage the construction of the Scottsdale Crossing development, an approximately 650,000 square foot premium retail and office complex to be developed in Scottsdale, AZ. Under the Operating Agreement, the GPLP Company and Wolff will each make an initial capital contribution of $11 million to the Company. As part of the Venture, the GPLP Company is entitled to receive certain development and construction management fees relating to the Scottsdale Crossing development. The GPLP Company and Wolff each have a 50% interest in the Company. The GPLP Company will have managerial control of the Company and administer the day-to-day operations of the Company. Under the Operating Agreement, Wolff will have certain veto rights relating to certain significant corporate events pertaining to the Company.

As part of the Venture, the Company shall, on or before July 15, 2006, provide a letter of credit to Sucia Scottsdale, LLC (“Sucia”), an affiliate of Wolff, in the amount of $20,000,000 to serve as security for the Company’s construction at the Scottsdale Crossing development. The term of the letter of credit shall expire on the earlier of: 1) the four year anniversary of the issue date of the letter of credit or 2) the date on which construction and leasing of 424,034 square feet of floor space at the Scottsdale Crossing development is completed. Additionally, for each draw on the letter of credit, the GPLP Company shall be deemed to have made a capital contribution to the Company equal to the amount of the draw (a “Glimcher Contribution”). Also, following such draws on the letter of credit that comprise a Glimcher Contribution, Wolff may, in its sole discretion, make a capital contribution to the Company of an amount up to one-half of the Glimcher Contribution (a “Wolff Contribution”). Following a Wolff Contribution, the Company shall distribute the amount of the Wolff Contribution to the GPLP Company and the ownership and economic interests of Wolff and the GPLP Company shall be adjusted accordingly.

The Operating Agreement contains other terms, conditions, covenants, and mutual representations and warranties between the parties that are customary and typical for a transaction of this nature.

B.	Ground Lease

As part of the Venture, the Company has entered into a triple net ground lease with Sucia for a term of 99 years (the “Term”) for property located in Scottsdale, AZ (the “Land”). The Term will commence on July 15, 2006. The Company’s base rent under the Lease shall be $5,200,000 per year during the first year of the Term and shall be periodically increased 1.5% to 2% during the Term until the fortieth year of the Term at which time the base rent shall be marked to market. In connection with the Lease, the Company holds a right of first refusal with respect to any purchase offers for the Land made during the Term and Sucia holds a right of first refusal with respect to Company’s leasehold interest. Under the Lease and effective July 15, 2006, Sucia will assign to the Company all of Sucia’s rights, title and interest in and to Sucia’s lease agreement with the Land’s current tenant (the “Assigned Lease”). Within thirty (30) days after the termination or expiration date of the Assigned Lease, Sucia shall remove any existing structures on the Land at its expense. The Lease contains other terms, conditions, covenants, provisions for default, and mutual representations and warranties between the parties that are customary and typical for a transaction of this nature.

C.	Purchase Agreement

As part of the Venture, the Company has entered into a Purchase Agreement and Escrow Instructions (the “Purchase Agreement”) with Kierland Crossing Residential, LLC (“Seller”), an affiliate of Wolff, under which the Company will purchase from Seller certain units in a condominium to be built as a part of the Scottsdale Crossing development (the “Units”). The aggregate purchase price shall be $181 per square foot of the aggregate floor area of the Units. Under the Purchase Agreement, if the Seller has not constructed the Units within five years then the purchase price shall thereafter be increased annually by 4%. The Purchase Agreement contains other terms, conditions, covenants, and mutual representations and warranties between the parties that are customary and typical for a transaction of this nature.

In connection with the Seller’s construction obligations and under the terms of the Operating Agreement, if Seller fails to construct and sell to the Company a minimum of 70,000 square feet of Units within one year of 424,034 square feet of the Scottsdale Crossing development being leased then the Seller shall pay the Company $1,728,720 (the “Payment”). If Seller makes less than all of the Payment then the Company capital account of the GPLP Company shall be increased by the amount not paid by Seller and Wolff’s capital account in the Company shall be reduced by the same amount. Also, the equity interests in the Company of Wolff and the GPLP Company shall be adjusted on a prorated basis in accordance with the aforementioned adjustments to the capital accounts of Wolff and the GPLP Company.

Other than the transactions described herein, there is no other material relationship between the Registrant and its affiliates and Wolff and its affiliates. A copy of the press release announcing the creation of the Venture, execution of the Lease, and the Purchase Agreement is furnished as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01(A) and (B) above.

Forward Looking Statements

This Form 8-K and the exhibit furnished herewith contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Registrant to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for common area maintenance, taxes and other property expenses, the failure to achieve announced Funds From Operations and earnings targets or estimates, the failure of the Registrant to qualify as a real estate investment trust (“REIT”), the termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls and additional community centers, increases in impairment charges, as well as other risks listed from time to time in the Registrant’s reports filed with the SEC or otherwise publicly disseminated by the Registrant.

Item 9.01 Exhibits.

(d)	Exhibits

99.1	Press Release of Glimcher Realty Trust, dated May 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: May 19, 2006	/s/ George A. Schmidt
George A. Schmidt Executive Vice President, General Counsel & Secretary